Exhibit 99.1

Pier 1 Imports, Inc. Reports Fiscal 2012 Second Quarter Financial Results

Completes $100 Million Share Repurchase Program

FORT WORTH, Texas--(BUSINESS WIRE)--September 15, 2011--Pier 1 Imports, Inc. (NYSE:PIR) today reported financial results for the second quarter ended August 27, 2011.

Second Quarter Highlights

  Comparable store sales increase of 10.8% versus last year’s increase of 11.2%
  Merchandise margins of 59.4% of sales versus 58.3% last year
  Gross profit of 39.6% of sales compared to 36.9% last year
  Operating income increased 56% and is 7.0% of sales compared to 4.9% last year
  Earnings per share of $0.14 (fully taxed) versus $0.12 per share last year (minimally taxed)

Execution of Three-Year Growth Plan

Alex W. Smith, President and Chief Executive Officer, commented, “We are very pleased with the results of our second quarter. Sales growth and merchandise margins remain strong, and we continue to demonstrate the strength and sustainability of our business. Our growth plan is firmly on track, and we have returned value to our shareholders through the completion of our $100 million share repurchase program. It is hard to predict how the economy will fare over the next several months, but we fully expect our business to be successful through the fall and holiday selling season. We look forward to discussing our second quarter results in more detail and providing updates to the balance of the year and our three-year growth plan initiatives later this morning on our conference call.”

Second Quarter Results

For the second quarter ended August 27, 2011, the Company reported net income of $16.6 million, or $0.14 per share, which included an income tax provision of $9.0 million. Net income for the second quarter last year was $14.4 million, or $0.12 per share, which included an income tax provision of $0.2 million due to the Company’s federal net operating loss tax carry-forward position. Income before income taxes was $25.6 million for the second quarter compared to income before income taxes of $14.6 million for the same period last year. Total sales for the second quarter were $339.6 million, a 9.6% increase from $309.9 million in the year-ago quarter. Comparable store sales increased 10.8% during the second quarter compared to last year’s comparable store sales increase of 11.2% for the same period. The sales increase for the quarter was primarily the result of increases in store traffic and average ticket.

Merchandise margins for the quarter were 59.4% of sales compared to 58.3% of sales in the same period last year. The 110 basis point improvement in merchandise margins continues to be positively impacted by strong input margins and well-managed inventory levels. Store occupancy costs were $67.2 million for the quarter, or 19.8% of sales, compared to $66.3 million, or 21.4% of sales, last year. Gross profit for the quarter improved to $134.5 million, or 39.6% of sales, from $114.5 million, or 36.9% of sales in the second quarter of last year.

Second quarter selling, general and administrative expenses totaled $105.8 million, or 31.1% of sales, compared to $94.3 million, or 30.4% of sales, in the year-ago quarter. For the quarter, SG&A expenses consisted of $13.7 million in marketing, $77.1 million in payroll, and $15.0 million in other G&A costs.

The following table details the breakdown of fixed and variable costs included in selling, general, and administrative expenses for the second quarter as compared to the same period last year.

	Three months ended
	August 27, 2011		August 28, 2010		Increase
	Expense	% Sales	Expense	% Sales	(Decrease)
($ in millions)
Store payroll	$56.4	16.6%	$52.1	16.8%	$4.3
Marketing	13.7	4.0%	10.1	3.3%	3.6
Store supplies, services and other	5.1	1.5%	5.2	1.7%	(0.1)
Variable costs	75.2	22.1%	67.4	21.8%	7.8

Administrative payroll	20.7	6.1%	18.4	5.9%	2.3
Other relatively fixed expenses	9.9	2.9%	8.5	2.7%	1.4
Relatively fixed costs	30.6	9.0%	26.9	8.6%	3.7

	$105.8	31.1%	$94.3	30.4%	$11.5

Operating income for the second quarter increased 56% to $23.7 million, or 7.0% of sales, compared to last year’s operating income of $15.2 million, or 4.9% of sales, reported for the same period. The overall improvement in operating income is primarily attributable to increases in sales and merchandise margins.

Year-to-Date Results

For the year-to-date period ended August 27, 2011, the Company reported net income of $30.7 million, or $0.26 per share, which included an income tax provision of $16.5 million. Net income for the same period last year was $22.1 million, or $0.19 per share, which included an income tax provision of $0.4 million due to the Company’s federal net operating loss tax carry-forward position. Income before income taxes was $47.3 million for the first six months compared to income before income taxes of $22.4 million for the same period last year. Total sales for the first six months increased 9.4% to $674.2 million from $616.1 million in the year-ago period. Comparable store sales for the first six months increased 10.5% compared to last year’s comparable store sales increase of 12.7% in the year-ago period.

Merchandise margins for the first six months were 59.6% of sales compared to 58.5% of sales in the same period last year. Store occupancy costs were $133.1 million, or 19.7% of sales, compared to $131.5 million, or 21.3% of sales, last year. As a percentage of sales, gross profit for the first six months was 39.8% compared to 37.1% last year.

Year-to-date selling, general and administrative expenses were $214.9 million compared to $195.4 million in the year-ago period. SG&A expenses consisted of $30.0 million in marketing, $152.1 million in payroll, and $32.8 million in other G&A costs.

The following table details the breakdown of fixed and variable costs included in selling, general, and administrative expenses for the first six months of the year as compared to the same period last year.

	Six months ended
	August 27, 2011		August 28, 2010		Increase
	Expense	% Sales	Expense	% Sales	(Decrease)
($ in millions)
Store payroll	$111.7	16.6%	$103.0	16.7%	$8.7
Marketing	30.0	4.5%	23.7	3.8%	6.3
Store supplies, services and other	11.3	1.7%	12.4	2.1%	(1.1)
Variable costs	153.0	22.7%	139.1	22.6%	13.9

Administrative payroll	40.4	6.0%	37.2	6.0%	3.2
Other relatively fixed expenses	21.5	3.2%	19.1	3.1%	2.4
Relatively fixed costs	61.9	9.2%	56.3	9.1%	5.6

	$214.9	31.9%	$195.4	31.7%	$19.5

Operating income for the first six months of the year increased 86% to $43.6 million, or 6.5% of sales, compared to last year’s operating income of $23.5 million, or 3.8% of sales, for the same period. The overall improvement in operating income is primarily attributable to increases in sales and merchandise margins.

Balance Sheet and Share Repurchase Program

At the end of the second quarter, inventory was in line with management’s expectations and totaled $370.7 million, up 5.3% over last year’s second quarter-end balance of $352.0 million. Management continues to strategically manage its inventory purchases and monitor its inventory levels to keep them in line with consumer demand.

Cash and cash equivalents at the end of the second quarter were $190.8 million, a slight increase from last year’s balance of $187.6 million for the same period. Capital expenditures for the first six months totaled $21.3 million and consisted primarily of investments in new stores, existing store improvements, and infrastructure and technology development.

On September 6, 2011, the Company completed its $100 million share repurchase program. Under the completed share repurchase program, the Company repurchased a total of 9,498,650 shares of its common stock at a weighted average cost of $10.53 per share for a total cost of $100.0 million. During the second quarter ended August 27, 2011, the Company repurchased a total of 8,263,827 shares of its common stock at a weighted average cost of $10.42 per share for a total cost of approximately $86.1 million. Under the share repurchase program, the Company repurchased approximately 8% of its common stock outstanding. As of September 15, 2011, approximately 109.5 million shares of the Company’s common stock were outstanding.

Second Quarter Conference Call

The Company will host a conference call concerning fiscal 2012 second quarter financial results at 10:00 a.m. Central Time today. Investors will be able to connect to the call through the Company’s website at www.pier1.com. The conference call can be accessed by linking through to the “Investor Relations” page to the “Events” page, or you can listen to the conference call by calling 1-800-498-7872, or if international, 1-706-643-0435. The conference ID number is 89318021.

A replay will be available after 12:00 p.m. Central Time for a 24-hour period and the replay can be accessed by calling 1-855-859-2056, or if international, 1-706-645-9291 using the conference ID number 89318021.

Financial Disclosure Advisory

Management’s expectations and assumptions regarding future results are subject to risks, uncertainties and other factors that could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements included in this press release. Any forward-looking projections or statements should be considered in conjunction with the cautionary statements and risks contained in the Company’s Annual Report on Form 10-K. Refer to the Company’s most recent SEC filings for any updates concerning these and other risks and uncertainties that may affect the Company’s operations and performance. The Company assumes no obligation to update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied will not be realized.

Pier 1 Imports, Inc. is the original global importer of imported decorative home furnishings and gifts. Information about the Company is available on www.pier1.com.

Pier 1 Imports, Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands except per share amounts)
(unaudited)

	Three Months Ended
	August 27,	% of	August 28,	% of
	2011	Sales	2010	Sales

Net sales	$339,552	100.0%	$309,869	100.0%

Cost of sales	205,031	60.4%	195,418	63.1%

Gross Profit	134,521	39.6%	114,451	36.9%

Selling, general and administrative expenses	105,752	31.1%	94,341	30.4%
Depreciation and amortization	5,035	1.5%	4,908	1.6%

Operating income	23,734	7.0%	15,202	4.9%

Nonoperating (income) and expenses:
Interest, investment income and other	(2,573)		(1,032)
Interest expense	714		1,650
	(1,859)	-0.5%	618	0.2%

Income before income taxes	25,593	7.5%	14,584	4.7%
Income tax provision	8,955	2.6%	200	0.1%

Net income	$16,638	4.9%	$14,384	4.6%

Earnings per share:
Basic	$0.14		$0.12

Diluted	$0.14		$0.12

Average shares outstanding during period:
Basic	115,288		116,414

Diluted	117,085		116,923

Pier 1 Imports, Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands except per share amounts)
(unaudited)

	Six Months Ended
	August 27,	% of	August 28,	% of
	2011	Sales	2010	Sales

Net sales	$674,155	100.0%	$616,128	100.0%

Cost of sales	405,567	60.2%	387,280	62.9%

Gross Profit	268,588	39.8%	228,848	37.1%

Selling, general and administrative expenses	214,902	31.9%	195,393	31.7%
Depreciation and amortization	10,066	1.5%	9,987	1.6%

Operating income	43,620	6.5%	23,468	3.8%

Nonoperating (income) and expenses:
Interest, investment income and other	(5,202)		(2,068)
Interest expense	1,539		3,092
	(3,663)	-0.6%	1,024	0.2%

Income before income taxes	47,283	7.0%	22,444	3.6%
Income tax provision	16,546	2.4%	390	0.0%

Net income	$30,737	4.6%	$22,054	3.6%

Earnings per share:
Basic	$0.26		$0.19

Diluted	$0.26		$0.19

Average shares outstanding during period:
Basic	116,294		116,305

Diluted	118,270		117,004

Pier 1 Imports, Inc.

CONSOLIDATED BALANCE SHEETS
(in thousands except share amounts)
(unaudited)

	August 27,	February 26,	August 28,
	2011	2011	2010
ASSETS

Current assets:
Cash and cash equivalents, including temporary investments
of $151,000, $261,274 and $146,876, respectively	$190,805	$301,471	$187,611
Accounts receivable, net	14,093	14,814	16,226
Inventories	370,668	311,770	352,036
Income tax receivable	210	1,043	527
Prepaid expenses and other current assets	20,297	22,871	21,838
Total current assets	596,073	651,969	578,238

Properties, net	73,882	64,773	57,024
Other noncurrent assets	30,237	26,835	33,024
	$700,192	$743,577	$668,286

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable	$79,076	$57,421	$85,380
Current portion long-term debt	-	-	16,506
Gift cards and other deferred revenue	66,024	71,963	41,986
Accrued income taxes payable	6,920	232	1,907
Other accrued liabilities	101,238	106,739	101,900
Total current liabilities	253,258	236,355	247,679

Long-term debt	9,500	9,500	9,500
Other noncurrent liabilities	72,805	84,870	80,666

Shareholders' equity:
Common stock, $0.001 par, 500,000,000 shares authorized,
125,232,000 issued	125	125	125
Paid-in capital	229,683	243,051	243,965
Retained earnings	324,550	293,813	215,742
Cumulative other comprehensive income (loss)	(431)	(784)	(421)
Less -- 14,828,000, 7,748,000 and 8,079,000
common shares in treasury, at cost, respectively	(189,298)	(123,353)	(128,970)
	364,629	412,852	330,441
	$700,192	$743,577	$668,286

Pier 1 Imports, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Six Months Ended
	August 27,	August 28,
	2011	2010

Cash flow from operating activities:
Net income	$30,737	$22,054
Adjustments to reconcile to net cash (used in) provided by
operating activities:
Depreciation and amortization	16,569	15,996
Loss (gain) on disposal of fixed assets	116	(1,683)
Stock-based compensation expense	3,340	2,609
Deferred compensation	3,046	2,003
Lease termination expense	104	637
Amortization of deferred gains	(15,474)	(3,788)
Other	745	1,446
Changes in cash from:
Inventories	(58,898)	(38,540)
Accounts receivable, prepaid expenses
and other assets	(2,307)	(590)
Income tax receivable	833	34
Accounts payable and accrued expenses	9,952	11,408
Accrued income taxes payable	6,688	(3,060)
Net cash (used in) provided by operating activities	(4,549)	8,526

Cash flow from investing activities:
Capital expenditures	(21,255)	(12,286)
Proceeds from disposition of properties	1,331	10,591
Proceeds from sale of restricted investments	311	786
Purchase of restricted investments	(822)	(784)
Net cash used in investing activities	(20,435)	(1,693)

Cash flow from financing activities:
Purchases of treasury stock	(89,254)	-
Proceeds from stock options exercised,
stock purchase plan and other, net	6,601	2,366
Repayment of long-term debt	-	(9,500)
Debt issuance costs	(3,029)	-
Net cash used in financing activities	(85,682)	(7,134)

Change in cash and cash equivalents	(110,666)	(301)

Cash and cash equivalents at beginning of period	301,471	187,912
Cash and cash equivalents at end of period	$190,805	$187,611

CONTACT:
Pier 1 Imports, Inc.
Cary Turner, 817-252-8400